Exhibit 10.29

EXECUTION VERSION

NOTES PURCHASE AGREEMENT

This NOTES PURCHASE AGREEMENT (this “Agreement”), dated as of February 15, 2017, is by and between Presidio Holdings Inc., a Delaware corporation (“Presidio”), Presidio, Inc. (“Parent”), a Delaware corporation and the direct parent of Presidio, and Deutsche Bank AG, London Branch (“Deutsche Bank”). Presidio, Parent and Deutsche Bank are herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parent intends to issue shares of common stock, par value $0.01 per share (“Common Stock”) in an initial public offering (the “IPO”);

WHEREAS, Deutsche Bank holds 100% of Presidio’s outstanding 10.25% Senior Subordinated Notes due 2023 (the “Subordinated Notes”), in the amount of $111,844,000, issued pursuant to that certain Indenture, dated as of February 2, 2015, among Presidio, the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (the “Indenture”);

WHEREAS, pursuant to the Indenture, Presidio may use the proceeds from an equity issuance by Parent to redeem a portion of the Subordinated Notes at a price of 110.25% (expressed as a percentage of the principal amount of such redeemed Subordinated Notes), plus accrued and unpaid interest thereon, if any;

WHEREAS, Parent intends that certain of the IPO proceeds be used to repurchase or redeem Presidio’s indebtedness, including all or a portion of the Subordinated Notes; and

WHEREAS, Deutsche Bank is willing to sell to Parent up to 100% of the outstanding principal amount of the Subordinated Notes at a purchase price of 110.25% (expressed as a percentage of the principal amount thereof), plus accrued and unpaid interest, if any, to the Repurchase Date (as defined below) on the Subordinated Notes repurchased, if any (together, and expressed as a percentage of principal amount thereof, the “Notes Purchase Price”).

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

Section 1. Sale and Purchase.

(a) Subject to consummation of the IPO, Deutsche Bank agrees to sell to Parent, and Parent agrees to purchase from Deutsche Bank, at the Notes Purchase Price, 100% of the principal amount of Subordinated Notes, provided, however, that if the board of directors of Parent determines (in its sole discretion, consistent with the recommendation of the Special Committee of such board with respect to the transactions contemplated by this Agreement) that the net cash proceeds from the IPO (the “Net IPO Proceeds”) are insufficient to purchase 100% of the principal amount of the Subordinated Notes at the Notes Purchase Price, then Parent shall purchase from Deutsche Bank, and Deutsche Bank agrees to sell to Parent, at the Notes Purchase

Price, the largest principal amount of the Subordinated Notes that can be purchased at the Notes Purchase Price with the Net IPO Proceeds, as determined by the board of directors of Parent (in its sole discretion).

(b) Subject to consummation of the IPO, payment for the Subordinated Notes shall be made by Parent in same day funds by wire transfer to an account acceptable to Deutsche Bank on or prior to the date that is three business days following the receipt by Parent of the Net IPO Proceeds, if any (the date of such purchase and sale, the “Repurchase Date”). In connection with the Repurchase Date, Deutsche Bank shall take all actions reasonably requested by Parent to evidence the transfer of the Notes to Parent.

(c) Deutsche Bank agrees that, from the date hereof until the date on which this agreement is terminated in accordance with Section 3 below, Deutsche Bank will not sell or transfer the Subordinated Notes to any person without the written consent of Parent and Presidio.

Section 2. Representations and Warranties

Each Party hereto represents and warrants to the other, as an essential part of this Agreement that: (a) such Party is duly organized and validly existing and in good standing under the jurisdiction of its incorporation or formation; (b) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) the execution of this Agreement has been duly authorized and has been duly executed and delivered by such Party and constitutes the valid and legally binding obligation of such Party, enforceable in accordance with its terms; and (d) such Party does not have any agreement with, or obligations to, a third party that conflicts in any way with such Party’s obligations under this Agreement.

Section 3. Term

This Agreement shall terminate on the earliest of:

(a) the business day following the Repurchase Date;

(b) any date on which Presidio or Parent publicly discloses that Parent does not intend to consummate the IPO;

(c) the date on which either party to the CDS Confirmation designates an Early Termination Date under the CDS Confirmation in accordance with the terms thereof, provided that Deutsche Bank will give notice to Parent and Presidio promptly following any Early Termination Date;

(d) the date of any Event Determination Date which is applicable according to the CDS Confirmation occurs under the CDS Confirmation in accordance with the terms thereof; and

(e) February 15, 2018, provided that the IPO has not occurred on or prior to such date.

The party designating any Early Termination Date shall give notice to Parent and Presidio promptly following any Early Termination Date. For the purposes of this Section 3, (i) “CDS Confirmation” means that certain confirmation evidencing the terms and conditions of the credit derivative transaction entered into between Deutsche Bank and PCDH Holdings III, L.P., dated August 20, 2015, as amended from time to time and as in effect on the date hereof, and (ii) the terms “Early Termination Date” and “Event Determination Date”; shall have the meanings given to them in the CDS Confirmation.

Section 4. Limitation of Liability; Remedies.

(a) None of the Parties shall be liable to the other for any special, indirect, incidental, punitive or consequential damages or lost profits arising in connection with this Agreement.

(b) Money damages would not be a sufficient remedy for any actual or threatened breach of this Agreement by any Party or its respective subsidiaries and each Party shall be entitled to specific performance, including, without limitation, injunctive relief, as a remedy for any breach or threatened breach of this Agreement by any other Party or its subsidiaries and each Party waives any defense in any action for specific performance that a remedy at law would be adequate. Specific performance shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity.

Section 5. Performance. Each of the Parties shall use all commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any subsidiary of such Party.

Section 6. Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by any Party by operation of law or otherwise without the express written consent of the other Party (which consent may be granted or withheld).

Section 7. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7):

(1)	if to Presidio or Parent:

Presidio, Inc.

One Penn Plaza

New York, New York 10119

Attn: Elliot Brecher

(2)	if to Deutsche Bank:

60 Wall Street, 5th Floor

New York, NY, USA 10005

Attn: Alexander Gorokhovskiy

Telephone No.: 212-250-2626

E-mail: gpfny@list.db.com

Section 8. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, supersedes all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

Section 9. No Third-Party Beneficiaries. Except as set forth in the last sentence of this paragraph, the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any person except the Parties any rights or remedies hereunder, and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Notwithstanding the foregoing, PCDH Holdings III, L.P., shall be a third party beneficiary of this agreement, and this Agreement may not be amended or modified in any manner adverse to PCDH Holdings III, L.P., without the consent thereof.

Section 10. Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York). No claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Parties consent to the jurisdiction of such courts and personal service with respect thereto.

Section 11. Amendment; Waiver.

(a) No provision of this Agreement may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement signed by all the Parties.

(b) The performance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the Party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement.

Section 12. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedules are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any person includes such person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 13. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 14. Waiver of Jury Trial. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.

PRESIDIO, INC.

By:	/s/ Robert Cagnazzi
Name:	Robert Cagnazzi
Title:	Chief Executive Officer

PRESIDIO HOLDINGS INC.

By:	/s/ Robert Cagnazzi
Name:	Robert Cagnazzi
Title:	Chief Executive Officer

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Alexander Gordkhovskiy
Name:	Alexander Gordkhovskiy
Title:	Director

By:	/s/ Fredric R. Rosenberg
Name:	Fredric R. Rosenberg
Title:	Managing Director

[Signature Page to Note Purchase Agreement]